Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – July 30, 2020 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $2.3 million on revenue of $28.6 million for the second quarter ended June 30, 2020. For the second quarter of 2019, the Company reported operating income of $3.0 million on revenue of $29.4 million.

“Ultralife’s second quarter adjusted earnings per share of $0.13 cents reflects the benefits of our end-market diversity and resilient business model in the face of continued business disruptions caused by the pandemic,” said Michael D. Popielec, President and Chief Executive Officer. “Our Battery and Energy Products’ medical sales and government/defense sales increased 72% and 50% year over year, respectively, and when combined with the contribution from SWE, nearly offset Communications Systems sales which were lower due to the completion of shipments on a major contract. Altogether, our second quarter performance reinforces our view that Ultralife is durably positioned both to sustain profitability and positive cash flow/liquidity through a period of economic weakness and to execute on initiatives to drive future growth opportunities.”

Second Quarter 2020 Financial Results

Revenue was $28.6 million, a decrease of $0.8 million, or 2.8%, compared to $29.4 million for the second quarter of 2019, as a significant increase in battery sales across diversified end markets was offset by higher Communications Systems sales in 2019. Overall, commercial sales increased 7.5% and government/defense sales decreased 13.7% from the 2019 period. Battery & Energy Products revenues grew 18.4% to $24.0 million, compared to $20.3 million last year, reflecting a 71.7% increase in medical battery sales and a 49.8% increase in government/defense sales, partially offset by a 33.7% decline in oil & gas market sales. Communications Systems sales decreased 50.3% to $4.5 million compared to $9.1 million for the same period last year, primarily reflecting higher 2019 shipments of mounted power amplifiers to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018. These orders were completed in the second quarter of 2020.

Gross profit was $8.0 million, or 27.9% of revenue, compared to $8.9 million, or 30.2% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 25.1%, compared to 27.9% last year, reflecting incremental costs in 2020 associated with the transition of new products to higher volume production and supply chain disruptions relating to COVID-19. Communications Systems gross margin was 42.8%, compared to 35.3% last year, due to efficiencies and improved productivity in the production of vehicle amplifier-adaptor systems for the U.S. Army.

Operating expenses were $5.7 million compared to $5.8 million last year. Included in operating expenses for the 2019 quarter was $0.2 million of non-recurring expenses related to the acquisition of SWE. Operating expenses were 19.8% of revenue for both the 2020 and 2019 periods.

Operating income was $2.3 million compared to $3.0 million last year, and operating margin was 8.0% compared to 10.3% last year.

Net income was $1.7 million or $0.10 per diluted share using the U.S. statutory tax rate, compared to net income of $2.3 million, or $0.14 per diluted share for the second quarter of 2019. Adjusted EPS was $0.13 on a diluted basis for the second quarter of 2020, compared to $0.18 for the 2019 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges of $0.4 million for U.S. taxes which will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $3.3 million for the second quarter of 2020, or 11.6% of sales, compared to $4.1 million for the second quarter of 2019, or 13.9% of sales. For the trailing twelve-month period, Adjusted EBITDA was $11.6 million or 10.2% of sales.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

ASSETS

	June 30, 2020	December 31, 2019
Current Assets:
Cash	$8,389	$7,405
Trade Accounts Receivable, Net	26,405	30,106
Inventories, Net	28,064	29,759
Prepaid Expenses and Other Current Assets	2,144	3,103
Total Current Assets	65,002	70,373

Property, Equipment and Improvements, Net	22,713	22,525
Goodwill	26,459	26,753
Other Intangible Assets, Net	9,250	9,721
Deferred Income Taxes, Net	12,526	13,222
Other Non-Current Assets	1,638	1,963
Total Assets	$137,588	$144,557

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$7,766	$9,388
Current Portion of Long-Term Debt	1,482	1,372
Accrued Compensation and Related Benefits	1,382	1,655
Accrued Expenses and Other Current Liabilities	3,840	4,775
Total Current Liabilities	14,470	17,190
Long-Term Debt	9,284	15,780
Deferred Income Taxes	501	559
Other Non-Current Liabilities	999	1,278
Total Liabilities	25,254	34,807

Shareholders' Equity:
Common Stock	2,030	2,026
Capital in Excess of Par Value	184,900	184,292
Accumulated Deficit	(50,113)	(52,830)
Accumulated Other Comprehensive Loss	(3,296)	(2,531)
Treasury Stock	(21,246)	(21,231)
Total Ultralife Equity	112,275	109,726
Non-Controlling Interest	59	24
Total Shareholders’ Equity	112,334	109,750

Total Liabilities and Shareholders' Equity	$137,588	$144,557

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Revenues:
Battery & Energy Products	$24,036	$20,300	$44,797	$36,298
Communications Systems	4,524	9,097	9,577	11,981
Total Revenues	28,560	29,397	54,374	48,279

Cost of Products Sold:
Battery & Energy Products	18,010	14,645	33,455	26,233
Communications Systems	2,587	5,887	5,622	8,097
Total Cost of Products Sold	20,597	20,532	39,077	34,330

Gross Profit	7,963	8,865	15,297	13,949

Operating Expenses:
Research and Development	1,275	1,587	2,823	2,623
Selling, General and Administrative	4,394	4,236	8,695	7,736
Total Operating Expenses	5,669	5,823	11,518	10,359

Operating Income	2,294	3,042	3,779	3,590

Other Expense	117	83	209	141
Income Before Income Tax Provision	2,177	2,959	3,570	3,449

Income Tax Provision	499	676	818	717

Net Income	1,678	2,283	2,752	2,732

Net Income Attributable to Non-Controlling Interest	20	27	35	51

Net Income Attributable to Ultralife Corporation	$1,658	$2,256	$2,717	$2,681

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.10	$.14	$.17	$.17

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.10	$.14	$.17	$.17

Weighted Average Shares Outstanding – Basic	15,882	15,742	15,880	15,741

Weighted Average Shares Outstanding – Diluted	16,133	16,193	16,114	16,180

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EPS

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended
	June 30, 2020			June 30, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$1,658	$.10	$.10	$2,256	$.14	$.14
Deferred Tax Provision	391	.03	.03	641	.04	.04
Adjusted Net Income	$2,049	$.13	$.13	$2,897	$.18	$.18

Weighted Average Shares Outstanding		15,882	16,133		15,742	16,193

	Six-Month Period Ended
	June 30, 2020			June 30, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$2,717	$.17	$.17	$2,681	$.17	$.17
Deferred Tax Provision	633	.04	.04	636	.04	.04
Adjusted Net Income	$3,350	$.21	$.21	$3,317	$.21	$.21

Weighted Average Shares Outstanding		15,880	16,114		15,741	16,180

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expenses/income that we do not consider reflective of our ongoing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under U.S. GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EBITDA

(Dollars in Thousands)

(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net Income Attributable to Ultralife Corporation	$1,658	$2,256	$2,717	$2,681
Adjustments:
Interest and Financing Expense, Net	106	114	280	119
Income Tax Provision	499	676	818	717
Depreciation Expense	582	515	1,161	962
Amortization of Intangible Assets and Financing Fees	158	143	319	244
Stock-Based Compensation Expense	304	175	534	360
Non-Cash Purchase Accounting Adjustments	-	205	-	205
Adjusted EBITDA	$3,307	$4,084	$5,829	$5,288

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com